UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2020

SUGARMADE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23446	94-3008888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Royal Oaks Dr., Suite 108 Monrovia, CA	91016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 982-1628

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SGMD	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    [  ]

Item 1.01 Entry into a Material Agreement

On February 7, 2020, the Company signed a definitive agreement (the “Agreement”) with with Indigo Dye Group Corp. (“Indigo”) with a mailing address of 5600 Warehouse Way, Sacramento, CA 95826, the operator of BudCars Cannabis Delivery Service (“Budcars”), which provides services in the Sacramento metropolitan area. Under the terms of the Agreement, the Company will purchase a 40% stake in the Budcars operation for a cash amount of $700,000, and will receive an option to acquire an additional 30%, which upon exercise will provide a controlling stake in the operation for the Company.

Budcars operates its delivery service in strict adherence to all state, local and municipal regulations and is fully licensed for operations by State of California regulators.

The $700,000 investment will be exclusively utilized for business expansion and operational purposes with zero funds used as consideration for the share purchase to the owners of BudCars or Indigo. Sugarmade plans to apply its operational expertise to enhance the business operations of Budcars, including geographic delivery expansion. In addition, the parties plan to enhance business operations via advancement of strategic vertical integration in order to improve product selection, product quality and profit margins.

The transaction is considered closed with the Agreement being binding on the Parties. This stock acquisition represents Sugarmade’s first action relative to its recently announced change of business direction toward higher growth areas of the regulated cannabis sector.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUGARMADE, INC.

Date: February 10, 2020	By:	/s/ Jimmy Chan
Name: Jimmy Chan
Title: Chief Executive Officer